Exhibit 10.1

Karin Walker	April 19, 2013

Dear Karin:

I am pleased to confirm this offer to join Prothena Biosciences Inc (“Prothena” or the “Company”). We are confident in your knowledge, expertise and judgment, and believe your performance will meet the high-quality objectives and standards set by Prothena’s Board of Directors, Leadership and Management.

You will be employed as Controller, Chief Accounting Officer and Head of Accounting, reporting to Tran Nguyen (Chief Financial Officer), although your duties, title and reporting relationship may change, based on the Company’s needs and priorities. This is a full-time, exempt position.

Your starting salary will be $250,000.00 annually, paid twice per month. Your pay is subject to applicable taxes and withholdings.

Prothena embraces a pay-for-performance philosophy. All employees are currently eligible for an annual cash bonus under the terms of the Company’s cash incentive plan (Prothena Biosciences Inc Incentive Compensation Plan). Cash incentive awards are determined by a number of factors, including industry competitiveness, Prothena’s business strategy, and the degree to which Company, function and/or individual goals are met. The target bonus opportunity for your position is currently 30% of plan year salaried-earnings. A condition to earning a cash incentive award is that an employee remains employed through the pay date of the award, which will be not later than March 15 in the year following the conclusion of the plan year. The cash bonus plan is operated at the sole discretion of Prothena, is subject to review on a regular basis and may change from time to time.

You will be eligible to receive an equity award of 45,000 stock options in connection with your commencement of employment. This award is at the discretion of Prothena’s Board of Directors and is subject to its approval, the terms of the Company’s equity incentive plan (Prothena Corporation plc 2012 Long Term Incentive Plan), and the Company’s standard equity award agreement. The Grant Date of this equity award will be the first business day of the month following the month you begin your employment with Prothena. The Exercise Price will be set as the closing price of Prothena’s ordinary shares on the NASDAQ Global Market listing on that date. The award will vest 25% after the first year of active service from your Start Date, and monthly at a rate of 1/48th of the award thereafter, such that the award will fully vest after a four-year period of continuous employment.

On the first day of the month following your Start Date of employment, you will be eligible to participate in Prothena’s comprehensive benefits program, including the company’s health and welfare and retirement benefits plans, as well as the Prothena Biosciences Inc Severance Plan. Details about these and other applicable plans will be provided separately.

Further information regarding onboarding requirements and/or documents needed before or after your Start Date (e.g., Employee Proprietary Information and Invention Assignment Agreement, Code of Conduct, I-9 completion process, direct deposit information, W-4 allowance elections) will be provided separately.

Prothena’s offer of employment is contingent upon our receiving satisfactory results from your background check and drug screening, as well as any other pre-employment testing that may be required due to the specific nature of our industry and/or your position. Your employment is “at will.” This means that you and Prothena each has the right to terminate the employment relationship at any time, with or without cause. Nothing in this letter should be taken as a guarantee of continued employment or a specific term of employment. Further, all benefits and compensation provided by the Company are contingent upon your continued employment.

To accept our offer, please sign this letter and return to Kevin Hickey by Friday, April 26. By signing this letter, you acknowledge that it sets out our entire agreement between the parties and supersedes all prior oral and written agreements, understandings, commitments and practices between the parties. No amendments to this agreement may be made except in writing signed by a duly authorized representative of Prothena.

We look forward to having you join Prothena. If you have any questions, or would like additional information to help you reach a decision, please feel free to contact Kevin at (650) 278-1762.

Sincerely,

/s/ Dale Schenk

Dale Schenk
President and CEO
Prothena Biosciences Inc

ACCEPTANCE:

/s/ Karin Walker	April 19, 2013
Karin Walker	Date